Exhibit 23.3

April 25, 2012

Boards of Directors

Georgetown Bancorp, MHC

Georgetown Bancorp, Inc.

Georgetown Savings Bank

2 East Main Street

Georgetown, Massachusetts 01833

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for Georgetown Bancorp, MHC, and in the Form S-1 Registration Statement for Georgetown Bancorp, Inc., in each case as amended and supplemented.  We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights and liquidation rights in such filings including the prospectus of Georgetown Bancorp, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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